Exhibit 23.3


                    CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Physicians Resource Group, Inc. pertaining to the Employee Stock Purchase Plan of our report dated March 22, 1996, except for the third paragraph of Note 7 and Note 15, as to which the date is October 24, 1996, with respect to the consolidated financial statements of American Ophthalmic, Inc. included in Physicians Resource Group, Inc.'s Current Report on Form 8-K/A dated October 7, 1996 filed with the Securities and Exchange Commission.




                                   Ernst & Young LLP


Orlando, Florida
October 31, 1996